                                           *** Text omitted and filed separately
                                                Confidential Treatment Requested
                                         Under 17 C.F.R. Sections 200.80 (b) (4)
                                                                   and 240.24b-2

                                                                    EXHIBIT 10.1

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                              RESEARCH, DEVELOPMENT

                         AND COMMERCIALIZATION AGREEMENT

                                 BY AND BETWEEN

                   NOVARTIS INTERNATIONAL PHARMACEUTICAL LTD.

                                       AND

                             AVANIR PHARMACEUTICALS

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
     This Research, Development and Commercialization Agreement (this "Agreement") is made and entered into as of this 27th day of April, 2005 (the "Effective Date") by and between Avanir Pharmaceuticals, a corporation organized under the laws of the State of California with principal offices at 11388 Sorrento Valley Road, Suite 200, San Diego, California 92121 ("Avanir"), and Novartis International Pharmaceutical Ltd., a Bermuda corporation with principal offices at Hurst Holme, 12 Trott Road, Hamilton HM LX, Bermuda ("Novartis").

                                   WITNESSETH

     WHEREAS, Avanir has developed the MIF Program (as defined herein) and the related Compounds (as defined herein);

     WHEREAS, Novartis and its Affiliates are engaged in the research, development, marketing, manufacture and distribution of pharmaceutical compounds used in treating, preventing or diagnosing human or animal diseases and conditions;

     WHEREAS, both Parties desire to enter into a collaboration, the objective of which will be to further research and develop the MIF Program and the related Compounds; and

     WHEREAS, Avanir wishes to grant, and Novartis and its Affiliates wish to obtain, an exclusive license to further research, develop and commercialize the Compounds into Drug Products for the treatment, prevention or diagnosis of human or animal diseases or conditions.

     NOW THEREFORE, in consideration of the foregoing premises, the Parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     For the purpose of this Agreement, the following terms, whether used in singular or plural form, shall have the respective meanings set forth below:

     1.1 "Accounting Standards" with respect to Avanir shall mean that Avanir shall maintain records and books of accounts in accordance with United States Generally


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Accepted Accounting Principles and with respect to Novartis shall mean that
Novartis shall maintain records and books of accounts in accordance with International Financial Reporting Standards, in each case consistently applied.

     1.2 "Affiliate" shall mean any Person who directly or indirectly controls or is controlled by or is under common control with a Party. For purposes of this definition, "control" or "controlled" means ownership directly or through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower maximum percentage shall be substituted in the preceding sentence; provided that such foreign investor has the power to direct the management and policies of such entity. In the case of Novartis, "Affiliate" shall specifically exclude the Novartis Institutes for Tropical Diseases, Idenix Pharmaceuticals Inc. and any Person that becomes an Affiliate of Novartis after the Effective Date for all purposes under this Agreement; provided that, for the purposes of determining Net Sales only, such excluded parties shall be deemed to be Affiliates unless they are the end users of the Drug Product.

     1.3 "Auditor" shall mean an independent reputable and certified auditor to be engaged by Avanir to conduct a review of Novartis' books and records regarding the sales of the Drug Products after such auditor's approval by Novartis, which approval shall be neither unreasonably withheld or delayed.

     1.4 "Avanir Intellectual Property" shall mean all Avanir Patents and Avanir Know-How and Avanir's right, title and interest in and to Joint Intellectual Property.

     1.5 "Avanir Know-How" shall mean all Know-How Controlled by Avanir relating to the MIF Program, the Compounds and the Drug Products.

     1.6 "Avanir Patents" shall mean all Patents Controlled by Avanir relating to the MIF Program, the Compounds or the Drug Products necessary or useful to Novartis in the


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development and/or commercialization of the Compounds or the Drug Products. A list of Avanir Patents is appended hereto as Annex 1 and will be updated periodically to reflect additions thereto during the term of this Agreement.

     1.7 "Business Day" shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York, Basel, Switzerland or Hamilton, Bermuda are authorized or required by law to remain closed.

     1.8 "Change In Control" shall mean any transaction which results in the sale, merger, consolidation, transfer, or other reorganization of Avanir in which substantially all of the assets of Avanir are transferred to a Third Party with a market capitalization at the time in excess of $[***] or the resulting entity with a market capitalization at the time in excess of $[***] which the holders of Avanir's capital stock immediately prior to the transaction hold less than a majority of the capital stock of the surviving entity after the transaction.

     1.9 "Commercially Reasonable Efforts" shall mean the efforts and resources normally used by Novartis and its Affiliates for a product with comparable sales or sales potential, stage of development or development potential, and profit or profit potential to the particular Compound or Drug Product.

     1.10 "Compound" shall mean any compound Controlled by Avanir that directly interacts with macrophage migration inhibitory factor in vitro and/or in vivo, including but not limited to that compound Controlled by Avanir known as [***]. The definition of Compound includes all its various chemical forms, including derivatives, acids, bases, esters, salts, isomers, enantiomers, pro-drug forms, metabolites, hydrates, solvates, polymorphs and degradants thereof in crystal, powder or other form in existence as of the Effective Date or that arise during the term of this Agreement.

     1.11 "Controlled" shall mean the legal authority or right of a Party hereto to grant a license or sublicense of intellectual property rights to another Party hereto, or to otherwise disclose proprietary or trade secret information to such other Party, without breaching the terms of any agreement with a Third Party, infringing upon the intellectual property rights of a Third Party, or misappropriating the proprietary or trade secret information of a Third Party.

     1.12 "Data" shall mean any and all results, studies and information of any type, including test results (including but not limited to pre-clinical and human tests), and

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developmental, marketing, manufacturing and pharmaceutical information, whether or not proprietary, and any related technical data or operating information, regulatory dossier, submissions and translations with respect to any of the foregoing, generated by or resulting or derived from the efforts of either Party with respect to the Compounds or the Drug Products.

     1.13 "Development" or "Develop" shall mean activities associated with the development of the Compounds and the Drug Products which are conducted by or at the direction of Novartis and its Affiliates including but not limited to: (a) manufacture, formulation and distribution of the Compounds and Drug Products for clinical studies and commercial use; (b) planning, implementation, evaluation and administration of preclinical research and development, animal studies, human clinical trials, manufacturing process development and scale-up for the commercial manufacture of the Compounds or the Drug Products; (c) preparation and submission of Regulatory Filings; and (d) post-market surveillance of approved drug indications, as required or agreed as part of a marketing approval by any governmental regulatory authority.

     1.14 "Drug Product" shall mean any finished dosage form containing a Compound as its active ingredient either alone or in combination with one or more active or inactive ingredients and which is ready for human or animal administration as a pharmaceutical.

     1.15 "FDA" shall mean the United States Food and Drug Administration, its equivalent in another country in the Territory, or successor agencies thereto.

     1.16 "Field" shall mean all human and animal health-care applications including, but not limited to, research, diagnosis, therapeutics, and prophylaxis with respect to any Indication.

     1.17 "First Commercial Sale" shall mean the first sale of a Drug Product by Novartis or an Affiliate or sublicensee of Novartis to a Third Party in a country in the Territory following Regulatory Approval of such Drug Product in that country or, if no such Regulatory Approval or similar marketing approval is required, the date upon which such Drug Product is first commercially launched in such country.

     1.18 "FTE" shall mean the equivalent of the work of one (1) scientist or technical support person, full time for one (1) year, for or on behalf of Avanir, which equates to a total of two thousand (2,000) hours per year of work, directly related to the Research Program, excluding managerial activities. The annual rate per FTE shall be $[***].

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     1.19 "Indication" shall mean a recognized disease or condition, sign or symptom of a disease or condition, or symptom associated with a disease or syndrome for which use of a Drug Product is approved, as would be identified for example in the Drug Product's label under applicable FDA regulations or equivalent thereof.

     1.20 "Initial Research Term" shall have the meaning set forth in Section
2.2.

     1.21 "Joint Intellectual Property" shall mean any and all: (i) Joint Patents; and (ii) Know-How which are jointly made, conceived or reduced to practice by Novartis, its Affiliates or others acting on its or their behalf on the one hand, and Avanir, its Affiliates or others acting on its or their behalf, on the other hand, in connection with any research, development or other work relating to the Research Program, the Compounds or the Drug Products performed under or in connection with this Agreement.

     1.22 "Joint Patents" shall have the meaning set forth in Section 8.3.

     1.23 "Joint Program Committee" or "JPC" shall have the meaning set forth in
Section 4.5.

     1.24 "Joint Research Committee" or "JRC" shall have the meaning set forth in Section 2.4.

     1.25 "Know-How" shall mean all intellectual property, proprietary material and information including but not limited to clinical and non-clinical data, technical information, know-how, experience, inventions, discoveries, trade secrets, compositions of matter and methods, whether currently existing or developed or obtained during the course of this Agreement and whether or not patentable or confidential, that are now or in the future become Controlled by a Party or its Affiliates and that are necessary to use, research, develop, seek Regulatory Approval, manufacture or sell, including, without limitation, various chemical forms, formulations, combinations, back-ups, modes of delivery and methods of use of the Compounds and/or the Drug Products.

     1.26 "Major Market Countries" shall mean the United States, France, Germany, Italy, Spain, the United Kingdom and Japan.

     1.27 "MIF Program" shall mean Avanir's low molecular weight macrophage migration inhibitory factor program composed of the Compounds, all assays and biomarkers related to such Compounds which are Controlled by Avanir.

     1.28 "Net Sales" with respect to any Drug Product shall mean the gross amount


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invoiced by or on behalf of Novartis and its Affiliates, licensees or sublicensees for that Drug Product sold to Third Parties other than licensees or sublicensees in bona fide, arm's-length transactions, [***], determined in accordance with Novartis' standard accounting methods as generally and consistently applied by Novartis and its Affiliates, but only to the extent they actually pertain to the disposition of such Drug Product and are separately billed:

     (i)    [***]

     (ii)   [***]

     (iii)  [***]

     (iv)   [***]

     (v)    [***]

     (vi)   [***]

     (vii)  [***]

     (viii) [***]

     (ix)   [***]

     (x)    [***];

     all as determined in accordance with Novartis' and its Affiliates' usual and customary accounting methods, which are in accordance with International Financial Reporting Standards as consistently applied at Novartis. Sales from Novartis to its Affiliates shall be disregarded for purposes of calculating Net Sales. Any of the items set forth above that would otherwise be deducted from the invoice price in the calculation of Net Sales but which are separately charged to Third Parties shall not be deducted from the invoice price in

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the calculation of Net Sales.

     Further:

     (a) In the case of any sale or other disposal of the Drug Product between or among Novartis and its Affiliates, licensees and sublicensees, for resale, Net Sales shall be calculated as above only on [***];

     (b) In the case of any sale which is not invoiced or is delivered before invoice, Net Sales shall be calculated [***] or [***];

     (c) In the case of any sale or other disposal for value, such as barter or counter-trade, of the Drug Product, or part thereof, other than in an arm's-length transaction exclusively for money, Net Sales shall be calculated as above on [***] or [***];

     (d) In the event the Drug Product is sold in a finished dosage form containing a Compound in combination with one or more other active ingredients (a "Combination Product"), the Net Sales of the Drug Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales (as defined above in this Section) of the Combination Product by the fraction, A/(A+B) where A is [***] and B is [***]. In the event that such [***] cannot be determined for both the Drug Product and the other product(s) in combination, Net Sales for purposes of determining royalty payments shall be agreed by the Parties based on the relative value contributed by each component, such agreement shall not be unreasonably withheld.

     1.29 "Novartis Intellectual Property" shall mean all Novartis Patents and Novartis Know-How made, developed or conceived by Novartis in the course of its work pursuant to and during the term of this Agreement, and Novartis' and its Affiliates' right, title and interest in and to Joint Intellectual Property.

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     1.30 "Novartis Know-How" shall mean all Know-How Controlled by Novartis or its Affiliates (other than by virtue of the licenses granted to it and its Affiliates hereunder) relating to the Compounds or the Drug Products.

     1.31 "Novartis Patents" shall mean all Patents Controlled by Novartis or its Affiliates (other than by virtue of the licenses granted to it and its Affiliates hereunder) relating to the Compounds or the Drug Products.

     1.32 "Novartis Submitted Compound" shall have the meaning set forth in
Section 2.8.

     1.33 "Parties" shall mean Avanir and Novartis and each individually shall be a "Party".

     1.34 "Patents" shall mean all patent filings, utility model filings and design filings, whether granted (issued), or not and all foreign counterparts of any of the foregoing, including but not limited to patent applications, continuations, continuations-in-part, additions, divisionals, provisionals or any substitute applications, black box applications, registration applications, supplementary protection certificate applications, and including granted (issued) patents with respect to any of such application, including reissue patents, re-examination patents, renewal patents, extensions including supplementary protection certificates, confirmation patents or registration patents and patents of addition.

     1.35 "Person" shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

     1.36 "Phase I Clinical Trial" means the first clinical study of a Drug Product in humans.

     1.37 "Phase II Clinical Trial" means a clinical study of a Drug Product in patients intended to demonstrate efficacy, safety and tolerability, as well as to define the dosage regimen and dose range required for a product in a designated indication.

     1.38 "Phase III Clinical Trial" means a clinical study of a Drug Product in patients which protocol is designed to establish efficacy and safety of such Product for the purpose of preparing and submitting a Regulatory Filing in a particular country.

     1.39 "Proprietary Party" shall have the meaning set forth in Section 10.1.

     1.40 "Regulatory Approval" shall mean all authorizations by the appropriate


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governmental entity or entities necessary for commercial sale of a Drug Product in that country including, without limitation and where mandatory, approval of labeling, price, reimbursement and manufacturing.

     1.41 "Receiving Party" shall have the meaning set forth in Section 10.1.

     1.42 "Regulatory Filing" shall mean with respect to each Drug Product the submission to the relevant governmental regulatory authority of any appropriate regulatory application, and shall include, without limitation, any submission to a regulatory advisory board, marketing authorization application, supplementary application or variation thereof, or any equivalent applications.

     1.43 "Research Plan" shall have the meaning set forth in Section 2.3(a).

     1.44 "Research Program" shall mean research activities and development activities undertaken under this Agreement in connection with the Research Plan.

     1.45 "Research Term" shall have the meaning set forth in Section 2.2.

     1.46 "Research Year" shall mean a twelve (12) month period during the term of the Research Program commencing on April 1st of a given year, and ending on March 31st of the following year. The first Research Year hereunder shall be deemed to have commenced on April 1, 2005.

     1.47 "Sales Report" shall mean a written report or reports showing each of:
(a) the Net Sales of each Drug Product in each country in the world during the reporting period by Novartis and each Affiliate and sublicensee; (b) the number of Drug Products sold in each country in the world during the reporting period by Novartis and each Affiliate and sublicensee, and if applicable, the average sale price during the reporting period for each Drug Product in any combination product; (c) the royalties, payable in United States Dollars, which shall have accrued under Section 7.5 in respect of such sales and the basis of calculating those royalties; (d) withholding taxes, if any, required by law to be deducted in respect of any such sales; (e) the US Dollar and local currency Net Sales by country; and (f) dispositions of the Drug Products other than pursuant to sale for cash, the value of such non-cash consideration and the method used to calculate the value of the non-cash consideration.

     1.48 "sPOC" shall mean the selection for the clinical phase of Development by Novartis in a given Indication. The specific criteria used to determine sPOC are set forth in the Research Plan.


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     1.49 "Submitted Drug Product" shall have the meaning set forth in Section
2.8.

     1.50 "Territory" shall mean all the countries in the world.

     1.51 "Third Party" shall mean any Person or entity which is not a Party or an Affiliate of any Party to this Agreement.

     1.52 "United States Dollars" shall mean the legal tender of the United States of America.

     1.53 "Valid Claim" shall mean a claim of any granted, unexpired Patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, and that has not been lost through interference proceedings or by intentional or unintentional abandonment.

     1.54 "Wind-Down Period" shall have the meaning set forth in Section 12.4.

                                   ARTICLE II

                                RESEARCH PROGRAM

     2.1 COMMENCEMENT

     The Research Program shall commence pursuant to the Research Plan as soon as practicable after the Effective Date. The Joint Research Committee, as defined below, shall direct the conduct of the Research Program and the Parties shall collaborate in the conduct of the Research Program with the roles and responsibilities specified in the Research Plan. The Joint Research Committee shall review and coordinate the efforts of the Parties with respect to the Research Program.

     2.2 TERM

     The Research Program will conclude two (2) years from the Effective Date (the "Initial Research Term"), unless earlier terminated in accordance with the provisions hereof. The Research Program may be extended for up to two (2) additional one- (1-) year periods (each of such periods, along with the Initial Research Term, a "Research Term"), upon agreement of the Parties, upon the provision of written notice to Avanir not later than ninety


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(90) calendar days prior to the end of the then current Research Term. Upon mutual agreement of the Parties, the Research Term may be extended for additional periods.

     2.3 RESEARCH PLAN; RESEARCH DILIGENCE; SUBMISSION OF REPORTS

     (a) Novartis and Avanir will agree upon an overall research plan, which shall outline the overall objectives of the Research Program, including general work flow and deliverables for each of the Parties (the "Research Plan"). An initial outline of the Research Plan shall be attached to this Agreement as Annex 2. The Parties will agree upon the final Research Plan within sixty (60) calendar days after the Effective Date. Thereafter, the Research Plan shall be reviewed by the JRC as necessary, and at any other time upon the request of either Party, and shall be modified as appropriate to reflect material scientific or commercial developments. Any disagreements between the Parties with respect to any modification of the Research Plan will be resolved in accordance with Section 2.7 of this Agreement.

     (b) Each of Avanir and Novartis and their respective Affiliates shall use commercially reasonable efforts to fulfill their respective obligations under the Research Plan.

     (c) Within at least ten (10) calendar days prior to each scheduled quarterly meeting, each of the Parties shall provide a report to the JRC detailing its progress with respect to the Research Program.

     2.4 JOINT RESEARCH COMMITTEE

     Upon execution of this Agreement, Avanir and Novartis will establish a Joint Research Committee ("JRC"), which shall consist of an equal number of executives or scientists as may be designated by each Party from time to time. The JRC shall initially have six (6) members with each of Novartis and Avanir having one (1) vote. If the JRC chooses to designate a Committee Chair, the Parties shall alternate responsibility for chairing the meetings of the JRC, beginning with Novartis. The JRC shall hold its first meeting within thirty (30) calendar days after the Effective Date. Thereafter, the JRC shall meet quarterly, or with such other frequency as may be established by the JRC (but in no event less often than three (3) times per year), and at such time and location as may be established by the JRC, for the following purposes:

     (a) Provide general oversight of the Research Program;


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     (b) Periodically review the overall goals and strategy of the Research
Program and consider changes to the Research Plan;

     (c) Prioritize the allocation of resources dedicated to the Research Program, determine the number of FTEs required, and determine if Third Party contractors should be engaged in connection with the Research Program; provided that: (i) the foregoing rights of the JRC shall not be exercised to divest Avanir of its rights to perform the services and conduct the activities set forth in the Research Program; and (ii) the selection of Third Party contractors and the terms of any engagement shall be in the sole discretion of [***];

     (d) Review for acceptance any compound(s) Controlled by Novartis to be included in the Research Program pursuant to Section 2.8, if any; and

     (e) Resolve any disagreement between the Parties and discuss and resolve any other relevant issues submitted to it, in accordance with the dispute resolution procedure set forth in Section 2.7 below.

     The JRC may meet via telephone or video conference or in person; provided, however, no less than one meeting each year shall be in person. In person meetings shall, as a general matter, alternate between the Parties' (or, in the case of Novartis, its Affiliates') sites in the United States. Each Party shall be entitled to bring visitors to participate in meetings of the JRC; provided that such visitors are reasonably acceptable to the other Party and subject to obligations of confidentiality and non-use to the inviting Party no less burdensome than as set forth in Article X. The Party providing the Chair of the meeting shall prepare and circulate an agenda for comment and approval by the other Party for the upcoming meeting and shall be responsible for taking minutes at the meeting. Written minutes reflecting the conduct of each meeting of the JRC shall be prepared and circulated among all members of the JRC promptly following the meeting to which they relate. Minutes shall be reasonably detailed and shall summarize all matters discussed by the JRC, state any conclusions or determinations reached by the JRC and summarize the reasons for any such conclusions or determinations. In addition, a Party may call a meeting of the JRC upon reasonable notice to the other Party, such notice requirement being deemed waived by a Party's attendance and participation. Conversations between members of the JRC shall not be deemed to be meetings thereof absent a call for a meeting, whether mutual or unilateral or such meeting being otherwise scheduled. Minutes shall become official only upon their

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unanimous approval by the members of the JRC who attended the meeting reflected in the minutes, and any dispute regarding the minutes shall not be subject to resolution pursuant to Section 2.7.

     The JRC shall have the authority to create project teams for the Research Program, each of which will meet (via telephone or video conference or in person) no less frequently than monthly, and which will report to the JRC on its progress on activities performed on the Research Program. The JRC shall also have the authority to create additional subcommittees as needed. Notwithstanding the foregoing, the JRC shall not have the authority to amend or modify the terms of this Agreement.

     2.5 EXCHANGE OF INFORMATION; USE OF TECHNOLOGY

     (a) Avanir and Novartis and their respective Affiliates will share information with the JRC necessary to facilitate mutual understanding of the status of the Research Program and decision-making in connection therewith, as soon as it is available.

     (b) Neither Avanir nor Novartis nor their respective Affiliates shall use information disclosed by the other Party (excluding information which is no longer subject to confidentiality restrictions under Article X by reason of the exceptions set forth in Section 10.2(a), (b) and (c)) for any purpose, including the filing of Patents containing such information without the other Party's consent (which shall not be unreasonably withheld), other than for carrying out the Research Program or discharging its responsibilities under this Agreement.

     (c) Except as otherwise set forth in this Agreement, neither Party shall be entitled to information from the other Party concerning know-how, information or technology discovered or developed by that Party outside the Research Program or the Development; except that each Party must disclose to the JRC as soon as practicable any and all know-how, information or technology which it discovers or develops regarding any Joint Intellectual Property.

     (d) Neither Party will apply its rights in any information or technology or the use thereof (and will use reasonable efforts to prevent its licensees, if any, from applying similar rights acquired by license) to block or impede the use of such information or technology as permitted hereunder by the other Party or its assignees or licensees.


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     2.6 PRIMARY DATA ACCESS

     Each Party shall grant to the other and its Affiliates access to all data (including, without limitation, all primary data and data contained in laboratory notebooks) that directly relates to the MIF Program and/or is generated as a result of performing its obligations under the Research Program. Each Party and its Affiliates shall have the right, at reasonable intervals, upon reasonable notice, and at its own expense, to have authenticated copies of such data made to use and transfer as permitted hereunder.

     2.7 DECISIONS OF THE JRC; RESOLUTION OF DISPUTES

     The JRC shall make decisions unanimously where possible, but at least by majority vote. If the JRC is unable to decide or resolve unanimously any matter properly presented to it for action, then at the written request of either Party, the issue shall be referred to the President of the Novartis Institutes for BioMedical Research, Inc. (an Affiliate of Novartis) and the Chief Executive Officer of Avanir. Such officers of the Parties, or their designees, will meet promptly thereafter and shall negotiate in good faith to resolve such issue for up to sixty (60) days. In the event of a deadlock, [***] shall have the deciding vote. No such decisions shall obligate Avanir to spend money or devote resources outside the previously agreed to in the Research Plan.

     2.8 POTENTIAL INCLUSION OF NOVARTIS COMPOUNDS TO THE RESEARCH PROGRAM

     From time to time during the Research Term, Novartis shall submit to the JRC, for inclusion in the Research Program, any compound(s) Controlled by Novartis (other than compounds licensed in or acquired by Novartis or its Affiliates after the Effective Date) that (a) Novartis either has tested prior to the Effective Date of this Agreement, or chooses, in its sole discretion, to test using [***] and (b) [***]. Submission of such compound(s) to the JRC shall be made in writing specifying in reasonable detail the compound(s) to be included, and the acceptance by the JRC of such compound(s) shall be documented in the minutes of the JRC. Each such compound that is accepted for inclusion by the JRC (each a "Novartis Submitted Compound") and a drug product which contains such Novartis Submitted Compound (each, a "Submitted Drug Product") shall be treated as a Compound and a Drug Product, respectively, for the purposes of this Agreement. For the avoidance of doubt: (i) the decision to submit any compound(s) Controlled by Novartis for inclusion in the Research Program pursuant to this Section 2.8 shall be in Novartis' sole and absolute discretion.

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                                   ARTICLE III

                                     LICENSE

     3.1 GRANT TO NOVARTIS

     Subject to the terms and conditions of this Agreement, Avanir hereby grants to Novartis and its Affiliates a worldwide, exclusive license under the Avanir Intellectual Property (with the right to sublicense) to research, develop, have developed, make, have made, use, distribute, have distributed, export, have exported, import, have imported, promote, have promoted, market, have marketed, sell, have sold and offer to sell the Compounds and the Drug Products whether in monotherapy or in combination with other pharmaceutical products, in the Field in the Territory. Subject to the provisions of this Agreement, Avanir shall have the right to use Avanir Intellectual Property and the Joint Intellectual Property solely for research purposes and to comply with its obligations under this Agreement. Novartis may subcontract its rights to manufacture the Compounds or the Drug Products to a Third Party and may contract with Third Parties of its choice to conduct or assist in the conduct of human clinical trials and the evaluation of trials data or for any commercialization purposes. Novartis shall be responsible to Avanir for the performance of any of its sublicensees or subcontractors. Novartis shall not permit any subcontractors or sublicensees to use Avanir Intellectual Property without provisions safeguarding confidentiality at least equivalent to those provided in Article X (Confidentiality).

     3.2 INFORMATION TRANSFER

     From time to time after the Effective Date, and as determined by the JRC:
(i) Avanir shall deliver to Novartis free of charge material information Controlled by it and possessed or readily available to Avanir relating to the MIF Program and the Compounds and not previously provided to Novartis or its Affiliates; and (ii) Novartis shall deliver to Avanir free of charge material information Controlled by it and possessed or readily available to Novartis relating to small molecule antagonists of macrophage migration inhibitory factors not previously provided to Avanir. The information to be delivered shall include copies of all Patents, Know-How, copyrights, copyright registrations, and applications thereof, and all clinical or non-clinical data relating to the MIF Program and macrophage migration inhibitory factors, as the case may be, and the Compounds and all other manifestations of the intellectual property embodied in the Compounds whether in human or machine readable form, all of which delivered by Avanir shall be treated as confidential Avanir information pursuant to Article X and all of which delivered by Novartis shall be treated as confidential Novartis information pursuant to Article X.

     3.3 COMPOUND SUBSTANCE TRANSFER

     As soon as practicable after the Effective Date, Avanir shall deliver to Novartis free of charge such amounts of the Compounds, cell lines and other material as are available to Avanir, and are not required otherwise for use by or on behalf of Avanir in connection with the Research Plan or Development. Upon the successful testing of a Compound in all of the in vivo models set forth in the Research Plan, Avanir shall use commercially reasonable efforts to deliver to Novartis approximately [***] of such Compound (at [***]). All such substances described in this Section 3.3 shall be accompanied by appropriate certificates of analysis to the extent they exist.

                                   ARTICLE IV

                                   DEVELOPMENT

     4.1 DEVELOPMENT RESPONSIBILITIES

     As soon as practicable after the achievement of the sPOC milestone described in Section 7.4(a) and Annex 2 in connection with a particular Compound, Novartis or its Affiliates shall commence the Development of such Compound. Novartis or its Affiliates shall have sole authority and responsibility for, and bear the cost of conducting, the Development with respect to the Compound and the resulting Drug Product(s).

     4.2 REGULATORY MATTERS

     Novartis or its Affiliates shall have sole discretion concerning the regulatory strategy and decision-making for all Compounds and Drug Products. All Regulatory Filings shall be made by Novartis or its Affiliates. Novartis or its Affiliates shall be responsible for all required Regulatory Approvals, including formulary or marketing approvals. All Regulatory Approvals shall be held in the name of Novartis or its Affiliates. Novartis or its Affiliates shall be the principal interface with and shall otherwise handle all interactions with regulatory agencies with respect to any Compounds and Drug Products. Novartis or its Affiliates shall have the right to cross-reference information and regulatory filings arising out of development work which previously has been conducted by Avanir and its Affiliates and licensees, for the purpose of Regulatory Filings hereunder. Avanir shall assist Novartis

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
and its Affiliates and take all actions as reasonably requested by Novartis or its Affiliates to enable Novartis or its Affiliates to comply with any law applicable to the Compounds or the Drug Products, and Novartis or its Affiliates shall reimburse Avanir for its out-of-pocket expenses incurred in connection with such assistance.

     4.3 DEVELOPMENT OBLIGATIONS; DEVELOPMENT REPORTS

     Novartis or its Affiliates shall use Commercially Reasonable Efforts to develop the Compounds into Drug Products. Novartis or its Affiliates shall promptly notify Avanir in writing if it should determine that development of the Compounds or the Drug Products is not technically feasible or commercially justifiable, specifying in reasonable detail the reasons for that determination. Novartis or its Affiliates shall prepare and submit to Avanir, on a semi-annual basis, reports which set forth in reasonable detail: (a) the progress of the Development and the results of work performed during the preceding semi-annual period including a description of any key scientific discoveries as of the date of the report; and (b) Development activities that are ongoing and planned for the following semi-annual period, including a current schedule of anticipated events or milestones, including those set forth in Section 7.2; (c) the anticipated and actual market introduction dates for each Compound and Drug Product; and (d) any sublicensing activity under this Agreement. Novartis or its Affiliates will promptly report to Avanir the date of the first sale of a Compound or Drug Product in each country. In the event of a Change In Control of Avanir, Novartis and its Affiliates shall no longer be obligated to provide the development reports set forth above to Avanir.

     4.4 INDICATIONS

     Novartis or its Affiliates shall have the sole discretion to determine the Indication(s) for which it will develop the Compounds and the Drug Products.

     4.5 JOINT PROGRAM COMMITTEE

     (a) Within sixty (60) calendar days after the first achievement of the [***] described in Section 7.4(a) and Annex 2, the Parties will establish a Joint Program Committee ("JPC"), which shall consist of at least two (2) representatives from each Party which may be designated by such Party from time to time. Upon the establishment of the JPC with respect to a particular Compound, the JRC shall have no further authority with respect to such Compound. Each Party shall be entitled to bring visitors to participate in meetings of the JPC; provided that such visitors are reasonably acceptable to the other Party

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                                       18
and subject to obligations of confidentiality and non-use to the inviting Party no less burdensome than as set forth in Article X. The JPC shall meet quarterly, or with such other frequency as may be established by the JPC (but in no event less often than two (2) times per year), and at such times and locations as may be established by the JPC, for the sole purpose of providing a forum for Novartis to seek input from, and provide updates to Avanir with respect to the Development of Compounds and/or the commercialization of Drug Products, such input to be given due consideration by Novartis. The JPC shall have no decision-making authority with respect to the Development of Compounds and/or the commercialization of Drug Products.

     (b) Each Party shall bear all expenses incurred by its delegates in connection with their participation on the JPC. Meetings may be held in person, by video conference or by teleconference, as the JPC may determine. In person meetings shall, as a general matter, alternate between the Parties' (or, in the case of Novartis, its Affiliates') sites in the United States. The JPC shall not have the authority to amend or modify the terms of this Agreement. The JPC shall be dissolved immediately upon provision of a written notice from Novartis to Avanir in the event of a Change In Control of Avanir.

                                    ARTICLE V

                            MANUFACTURING AND SUPPLY

     5.1 COMPOUNDS AND DRUG PRODUCTS

     Novartis and its Affiliates shall have the exclusive worldwide right to manufacture, distribute and supply (or have manufactured, distributed or supplied) all Compounds and Drug Products as necessary for the conduct of the Development and for all commercial purposes. Novartis and its Affiliates may subcontract manufacturing in its sole discretion.

     5.2 FORMULATION AND PACKAGING

     In all events, Novartis and its Affiliates will be responsible for formulation, packaging and labeling including but not limited to package inserts and leaflets of the Drug Products.

                                   ARTICLE VI

                                COMMERCIALIZATION

     6.1 MARKETING AND PROMOTION

     Consistent with Section 3.1, Novartis and its Affiliates shall have the exclusive worldwide right to distribute, have distributed, export, have exported, import, have imported, promote, have promoted, market, have marketed, sell, have sold and offer to sell the Drug Products in the Territory.

     6.2 RECORDING OF SALES

     Novartis and its Affiliates shall record all sales of the Drug Products. Pricing of the Drug Products will be determined by Novartis and its Affiliates in their sole discretion.

     6.2 USE OF COMMERCIALLY REASONABLE EFFORTS

     Novartis and its Affiliates shall use Commercially Reasonable Efforts and sound and reasonable business practices and judgment to effect the introduction of Drug Products into the Major Market Countries as soon as reasonably practicable. Novartis or its Affiliates shall promptly notify Avanir if it shall determine that the marketing and sale of a Drug Product in any Major Market Country is not commercially reasonable or economically profitable or if for other unforeseen reasons further commercial support of a Drug Product in any country is no longer prudent or practical.

                                   ARTICLE VII

                                    PAYMENTS

     7.1 UP-FRONT PAYMENT

     Upon the receipt by Novartis of a corresponding invoice from Avanir, Novartis shall pay Avanir $2.5 million within ten (10) business days after the Effective Date.

     7.2 STAFFING AND RESEARCH SUPPORT PAYMENTS

     Novartis or its Affiliates will fund between [***] and [***] Avanir FTEs in each particular Research Year, with the exact number of FTEs to be determined by the JRC. The JRC shall determine the manner in which such FTEs shall be allocated under the Research Program. The annual rate per FTE shall be $[***]. The FTEs shall be funded in support of the Research Program under this Agreement.

     Payments due for each Research Year shall be made by Novartis or its Affiliates to Avanir quarterly in advance on or before April 1, July 1, October 1, and January 1 of each

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
Research Year except that the quarterly payment due April 1, 2005 for the first Research Year shall be made within thirty (30) calendar days after the Effective Date. All payments shall be made without deduction for withholding or other similar taxes, in United States Dollars to the credit of such bank account as may be designated by Avanir in writing to Novartis. Any payments which fall due on a date which is a legal holiday in Hamilton, Bermuda or Basel, Switzerland may be made on the next following day which is not a legal holiday in Hamilton, Bermuda or Basel, Switzerland.

     7.3 RECORDS

     Avanir shall keep accurate records and books of accounts, in accordance with the Accounting Standards, containing all data reasonably required for the calculation and verification of FTEs employed by, or equivalents supplied by, Avanir in accordance with the Research Plan.

     At Novartis' reasonable advance written request, Avanir shall make those records available, no more than once in a calendar year, during reasonable working hours, for review by a recognized independent accounting firm acceptable to both parties, at Novartis' expense, for the sole purpose of verifying the accuracy of those records in the calculation of FTEs involved in the Research Program. Novartis shall use commercially reasonable efforts to cause the accounting firm to retain all such information in confidence.

     In the event of a negative difference between the average number of FTEs stated to be involved in the Research Program and the number of FTEs actually employed, the amount previously advanced to Avanir and attributable to any such negative difference shall be due and payable to Novartis within thirty (30) days of its receipt of the accounting firm's report. If the negative difference is more than [***] in any Research Year, then Avanir shall also pay the reasonable costs of the independent accountant employed by Novartis in the review.

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                                       21

     7.4 MILESTONE PAYMENTS

     (a) Novartis or its Affiliates shall notify Avanir within thirty (30) calendar days after the achievement of the milestone events set forth below with respect to the Compounds or the Drug Products, and Novartis or its Affiliates shall pay to Avanir the amounts set forth below in accordance with Section 16.18:

[***]   $[***]

[***]   $[***]

[***]   $[***]

[***]   $[***]

[***]   $[***]

[***]   $[***]

[***]   $[***]

[***]   $[***]

[***]   $[***]

[***]   $[***]

[***]   $[***]

* In order to be considered as a second or third Regulatory Approval for the purposes of the milestones set forth above, a Regulatory Approval must be for an Indication in a different therapeutic area than the other Regulatory Approvals for such Drug Product. For the avoidance of doubt, the second Regulatory Approval for a Drug Product must be for an

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                                       22

Indication in a different therapeutic area from the first Regulatory Approval for such Drug Product, and the third Regulatory Approval must be for an indication in a different therapeutic area from the first and second Regulatory Approval for such Drug Product. By way of example, [***], [***] and [***] would be considered separate therapeutic areas for the purposes of this Agreement, but an Indication of combination therapy in [***] would not be considered as a separate therapeutic area.

     (b) None of the payments listed above shall be payable more than once, and each shall be payable at the first achievement of a milestone event for the Compound or Drug Product and shall not be payable again if subsequently a Combination Product, back-up or another Compound would achieve the same milestone event.

     (c) All payments shall be made by wire transfer in United States Dollars to the credit of such bank account as may be designated by Avanir in this Agreement or in writing to Novartis. Any payment which falls due on a date which is not a Business Day in Hamilton, Bermuda or Basel, Switzerland may be made on the next succeeding Business Day in Hamilton, Bermuda or Basel, Switzerland. In the event that any payment due hereunder is not received by Avanir when due, Novartis shall pay to Avanir interest charges at a rate equal to the [***]. Such interest shall be calculated from the date that payment was due until actually received by Avanir.

     7.5 ROYALTY PAYMENTS

     (a) On a Drug Product by Drug Product basis, with respect to those countries in which an Avanir Patent with a Valid Claim exists, Novartis or its Affiliates shall pay to Avanir the following royalties in respect of such countries:

[***] percent ([***]%) on annual Net Sales up to $[***]

[***] percent ([***]%) on that amount of annual Net Sales that is greater than $[***] but less than or equal to $[***]

[***] percent ([***]%) on that amount of annual Net Sales greater than $[***]

     (b) In the event that Novartis or its Affiliates determines in its sole discretion (but only after consultation with Avanir), that it would be necessary or useful to acquire rights

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                                       23
from one or more Third Parties in order to sell a Drug Product in a country, then [***] percent ([***]%) of the royalty payable to such Third Party in such country shall be deductible from the royalties payable to Avanir under this Agreement. In no event shall this deduction cause the amounts to be paid to Avanir to be less than [***] percent ([***]%) of the amount otherwise payable to Avanir pursuant to Section 7.5(a) or Section 7.5(c), as the case may be. In the event that the amount Novartis or its Affiliates is entitled to deduct hereunder exceeds the amount of any individual royalty payment due to Avanir, Novartis or its Affiliates shall be entitled to deduct amounts from any subsequent payment(s) until the entire amount to which Novartis or its Affiliates is entitled to deduct has been so deducted.

     (c) On a Drug Product by Drug Product basis, with respect to those countries in which no Avanir Patents with a Valid Claim exist, Novartis shall pay to Avanir royalties at [***] percent ([***]%) of the rates set forth in
Section 7.5(a), as reduced by Section 7.5(b), if applicable, in consideration of Avanir Know-How; provided, however that, should a generic version of a Drug Product be sold by a Third Party in the same country as a Drug Product, then the royalty payments set forth in this Section 7.5 for such Drug Product shall cease.

     (d) On a country-by-country basis, royalties as outlined in this Section
7.5 shall be payable for the term of this Agreement as set out in Article XII (Term and Termination), on a quarterly basis, within sixty (60) calendar days after the end of each calendar quarter, and in accordance with Section 16.18.

     7.6 SALES REPORTS

     (a) During the term of this Agreement and after the First Commercial Sale of a Drug Product, Novartis or its Affiliates shall furnish or cause to be furnished to Avanir on a quarterly basis a Sales Report covering each calendar quarter (each such calendar quarter being sometimes referred to herein as a "reporting period"). With respect to sales of Drug Products invoiced in United States Dollars, the Net Sales amounts and the amounts due to Avanir hereunder shall be expressed in United States Dollars. With respect to sales of Drug Products invoiced in a currency other than United States Dollars, the Net Sales and amounts due to Avanir hereunder shall be expressed in the domestic currency of the Party making the sale, together with the United States Dollar equivalent of the amount payable to Avanir, calculated using the then-current Novartis standard exchange rate methodology applied in its external reporting (which is ultimately based on official rates such as Reuters and the European Central
Bank) for the conversion of foreign currency sales into United States

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                                       24

Dollars. Novartis shall furnish to Avanir appropriate evidence of payment of any tax or other amount required by applicable laws or regulations to be deducted from any royalty payment, including any tax or withholding levied by a foreign taxing authority in respect of the payment or accrual of any royalty. Sales Reports shall be due on the thirtieth (30th) Business Day following the close of each reporting period. Novartis or its Affiliates shall keep accurate records in sufficient detail to enable the amounts due hereunder to be determined and to be verified by Avanir.

     (b) If at any time legal restrictions prevent the prompt remittance of any payments with respect to any country of the Territory where a Drug Product is sold, Novartis or its Affiliates or its sublicensees shall convert the amount owed into US Dollars and remit payment from another source of funds.

     7.7 AUDIT

     (a) Avanir shall have the right for a period of three (3) years after receiving any report or statement with respect to royalties due and payable to appoint an Auditor to inspect the relevant records of Novartis or its Affiliates to verify such reports, statements, records or books of accounts, as applicable. Before beginning its audit, the auditor shall execute an undertaking reasonably acceptable to Novartis by which the Auditor shall keep confidential all information reviewed during such audit. The auditor shall have the right to disclose to Avanir its conclusions regarding any payments owed to Avanir.

     (b) Novartis and its Affiliates shall keep complete and accurate books and records regarding the sales of Drug Products in sufficient detail to enable the payments due to Avanir hereunder to be determined. Novartis and its Affiliates shall retain the books and records with respect to any annual accounting periods for three (3) years after the date of the last entry for such annual accounting period and during any extended period during the pendency of any controversy. Novartis or its Affiliates shall make its records available for inspection by the Auditor during regular business hours at such place or places where such records are customarily kept, upon receipt of reasonable advance notice from Avanir, solely to verify the accuracy of Novartis' or its Affiliates' sales reports, payments records or books of accounts and Novartis' or its Affiliates' compliance in other respects with this Agreement. Such inspection right shall not be exercised more than once in any calendar year nor more frequently than once with respect to records covering any specific period of time, except in the event of accounting changes or restatements by Novartis or its Affiliates directly related to a Drug Product and limited to any specific country changes or restatements. Avanir agrees to hold in strict confidence all information received and all information learned in the course of any audit or inspection, except to the extent necessary for such Avanir to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law, regulation or judicial order.

     (c) [***] shall pay for such inspections, as well as its own legal expenses associated with enforcing its rights with respect to any payments hereunder, except that in the event there is any upward adjustment in aggregate amounts payable for any year shown by such inspection of more than [***] percent ([***]%) of the amount paid, [***] shall pay for such inspection.

                                  ARTICLE VIII

                              INTELLECTUAL PROPERTY

     8.1 NOVARTIS INTELLECTUAL PROPERTY

     (a) All Novartis Intellectual Property shall be the property of Novartis or its Affiliates, and Novartis or its Affiliates shall be the sole owner of such Novartis Intellectual Property, other than that licensed hereunder from Avanir.

     (b) Novartis will be responsible for, and shall bear all expenses incurred in, preparing, filing, prosecuting and maintaining all Novartis Patents.

     (c) Avanir undertakes at the reasonable request and the expense of Novartis or its Affiliates to sign, or have signed, any and all documents necessary in connection with the filing, prosecution, maintenance, extension and enforcement of the Novartis Patents and to take such other necessary actions as Novartis or its Affiliates may reasonably request from Avanir in connection with the Novartis Patents.

     (d) Novartis or its Affiliates shall keep Avanir apprised of any activities related to the Novartis Patent Rights by providing Avanir with copies of all official actions, amendments and responses, which affect the scope of any claims, with respect to the preparation, filing, prosecution and maintenance of the Novartis Patents, and Novartis or its Affiliates shall take into account Avanir's comments with respect to such activities. Other than reasonably considering Avanir's comments, Novartis or its Affiliates shall have sole discretion with respect to the preparation, filing, prosecution and maintenance of the

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                                       26

Novartis Patents.

     8.2 AVANIR INTELLECTUAL PROPERTY

     (a) All Avanir Intellectual Property whether or not patentable, will be the property of Avanir, and Avanir shall be the sole owner of such Avanir Intellectual Property.

     (b) Avanir shall be responsible for, and Novartis shall bear all reasonable expenses incurred in, preparing, filing, prosecuting and maintaining the Avanir Patents. For the purposes of this Section 8.2, Novartis shall only bear such expenses in the event that: (i) in the case of a new patent application, the Parties have agreed upon the filing of such new patent application and its scope; (ii) the Parties have agreed, before filing, upon any country variant in case of any foreign filing which is due during the term of this Agreement; (iii) in the case of payments to patent agents employed by Avanir or its Affiliates, Novartis has received the current fee sheet for such patent agent; and (iv) Avanir has informed Novartis promptly upon becoming aware of any extraordinary costs to be spent in patent prosecution or patent maintenance in any country, including but not limited to costs in appeal proceedings, opposition proceedings, costs for the filing of divisional applications, claim fees, and the like, and Novartis has agreed to pay such costs in advance, which agreement shall not be unreasonably withheld or delayed.

     (c) Novartis and its Affiliates undertake at the reasonable request of Avanir to sign, or have signed, any and all documents necessary in connection with the filing, prosecution, maintenance, extension and enforcement of the Avanir Patents and to take such other necessary actions as Avanir may reasonably request from Novartis or its Affiliates in connection with the Avanir Patents.

     (d) Avanir shall keep Novartis apprised of any activities related to the Avanir Patent Rights by providing Novartis: (i) with a draft of new applications and foreign filing texts at least ten (10) business days before the intended filing; (ii) promptly with copies of all official actions, amendments and responses, which affect the scope of any claims; (iii) with foreseen amendments and responses to official actions which affect the scope of any claim at least five (5) business days before the action due date. Avanir shall take into account Novartis' or its Affiliates' comments with respect to such activities.

     (e) On each six-month anniversary of the Effective Date, Avanir shall update Novartis on the status of all Patent filings indicated on Annex 1, including information on the country particulars (filing date, filing number) of each Patent, each foreign filing equivalent, and the corresponding Patent status (pending, granted, opposed, under appeal, (un)intentionally abandoned, etc.). Additionally, Avanir shall notify Novartis of any new Patent applications comprising Avanir Intellectual Property filed in any country promptly after such Patent application is filed.

     8.3 JOINT INTELLECTUAL PROPERTY

     (a) Joint Intellectual Property and all Patents claiming joint inventions shall be owned jointly by Novartis and Avanir, and such Patents shall constitute "Joint Patents". Joint inventorship shall be determined in accordance with the rules of inventorship under the patent laws of the United States.

     (b) The Parties shall determine by mutual agreement which Party shall be responsible for the filing, prosecution and maintenance of Joint Patents on a case-by-case basis.

     (c) In the event that a Party responsible for the filing, prosecution and maintenance of any patent filing within Joint Patents (the "responsible Party") desires to abandon such patent filing, or if the responsible Party declines responsibility for such patent filing, the responsible Party shall notify promptly the other Party (and in any event not less than sixty (60) calendar days prior to the deadline for taking appropriate action with respect to such Joint Patent). If the other Party believes that the Joint Patent in question should be filed, prosecuted and/or maintained, it shall inform the responsible Party of its belief and the Parties will negotiate in good faith to find a mutually acceptable course of action.

     (d) Novartis shall bear all reasonable expenses incurred in preparing, filing, prosecuting and maintaining the Joint Patents. In the event that Avanir has been determined to be the Party responsible for the filing, prosecution and maintenance of Joint Patents, for the purposes of this Section 8.3, Novartis shall only bear such expenses in the event that: (i) in the case of a new patent application the Parties have agreed upon the filing of a new patent application and its scope; (ii) in the case of a foreign filing decision the Parties have agreed upon any country variant in case of any foreign filing which is due during the term of this Agreement; (iii) in the case of payments to patent agents employed by Avanir or its Affiliates, Novartis has received the current fee sheet for such patent agent; and (iv) in the case of extraordinary costs Avanir has informed Novartis promptly upon becoming aware of any extraordinary costs to be spent in patent prosecution or patent maintenance in any country, including but not limited to costs in appeal proceedings, opposition proceedings, costs for the filing of divisional applications, claim fees, and the like and Novartis has agreed to pay such costs in advance, which agreement shall not be unreasonably withheld or delayed.

     8.4 INFRINGEMENT

     (a) If either Party becomes aware of any activity that such Party believes represents an infringement of the claims of the Avanir Intellectual Property or the Novartis Intellectual Property, the Party obtaining such knowledge shall promptly advise the other in writing of all relevant facts and circumstances pertaining to the potential infringement. Novartis and Avanir shall thereafter consult and cooperate fully to determine a course of action, including but not limited to, the commencement of legal action to terminate any infringement of the Avanir Intellectual Property or the Novartis Intellectual Property.

     (b) Novartis or its Affiliates shall have the first right, but not obligation, to initiate and prosecute such legal proceedings related to Novartis Intellectual Property, and Avanir shall have the first right, but not obligation, to initiate and prosecute such legal proceedings related to Avanir Intellectual Property, each at its own expense and in its own name, and to control the defense of any declaratory judgment action relating to its Intellectual Property; provided that no settlement shall be entered into by such Party without the written consent of the other Party if such settlement would materially affect the other Party's interests. Each Party shall cooperate with the other Party in such effort, including being joined as a party to such action if necessary.

     (c) If the Party which is entitled to firstly pursue the defense, does not succeed, within ninety (90) calendar days after receiving notice from the other Party of a potential infringement or within sixty (60) calendar days after providing the other Party with notice of such infringement, either: (i) in terminating such infringement; or (ii) in instituting an action to prevent continuation thereof, or if the Party notifies the other Party that it does not plan to defend against or terminate the infringement or to institute any such action, then the other Party shall have the right to do so at its own cost and expense. Each Party shall cooperate with the other Party in such effort, including being joined as a party to such action if necessary.

     (d) In addition, each Party shall have the right to join in any action against infringement brought in accordance with this Section 8.4 if necessary in order to assert the damages incurred by such Party as a result of the alleged infringement; provided that: (i) the foregoing shall not limit or restrict in any way the rights of the Party controlling such action as determined in accordance with this Section 8.4 from exercising such control in its discretion; (ii) in the event Avanir joins Novartis in the defense of an infringement action, Avanir may elect to participate up to [***] percent ([***]%) of the total out-of-pocket cost and expense of Novartis and Avanir and consequently share to the same proportion in any award; and (iii) in the event Novartis joins Avanir in the defense of an infringement action, Novartis may elect to participate up to [***] percent ([***]%) of the total out-of-pocket cost and expense of Novartis and Avanir and consequently share to the same proportion in any award. In the event that Avanir decides not to join Novartis by way of participating in paying for out-of-pocket costs and expenses, any recovery by Novartis (after reimbursement of its out-of-pocket costs and expenses), which is intended as a reimbursement for [***] as a result of such infringement shall be treated as [***] for purposes of this Agreement. If Avanir pursues any such matter after Novartis declines to do so, any recovery shall belong to Avanir alone.

     (e) The costs and expenses (including attorneys' fees) of any action against an infringement brought in accordance with this Section shall be borne by the Party controlling the infringement action, unless stated otherwise in this Article VIII.

     8.5 UPDATING

     Each Party shall keep the other reasonably informed of developments in any action or proceeding relating to the potential infringement of the claims of a Patent relating to the Compounds or the Drug Products including, to the extent permissible by law, the state of any settlement negotiations and the terms of any offer related thereto.

     8.6 DEFENSE AND SETTLEMENT OF THIRD PARTY CLAIMS

     (a) If a Third Party asserts that a patent, trademark or other intellectual properties owned by it is infringed by the importation, manufacture, use or sale of any Compound or Drug Product, or if either Party learns of a claim or assertion that the development, manufacture, use, marketing, promotion, importation, exportation, offer for sale, sale or distribution of the Compounds or the Drug Products infringes or otherwise violates the intellectual property rights of any Third Party, then such Party will promptly notify the other Party in writing. Novartis will have the sole right, but not the obligation, to control such defense at its own expense. If Novartis does not assume control of such defense, then Avanir shall have the right to control such defense at its own expense. In any event, the

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Party not controlling such defense will have the right to be represented in any such action at its own expense. The Party controlling such defense shall keep the other Party advised of the status of such action and shall consider recommendations made by the other Party in respect thereto. The Party not controlling such defense will assist and cooperate in any such infringement litigation at the defending Party's reasonable request. If the Party controlling such defense is not the Party against whom such action was originally brought, then the Party controlling such defense will not agree to the settlement of any such action without the prior written consent of the other Party.

     (b) If Novartis conducts the defense, Novartis will use Commercially Reasonable Efforts to determine how and whether to defend against such charge of infringement.

     (c) During the period in which such litigation is pending and following the resolution thereof, Novartis shall bear all other costs incurred in connection therewith (including litigation costs, attorneys fees, costs of settlement) including damage awards and any other payment resulting therefrom in the event Novartis is barred as a result of such litigation from further sales in the country concerned.

     (d) Such application and deduction shall not apply to infringement caused by Novartis' or its Affiliates' use of their respective name, trade name, logo or the Novartis Patents or Novartis Know-How.

     8.7 TRADEMARKS

     Novartis or its Affiliates will be responsible for, and shall have sole discretion in, selecting trademarks for the use on or in connection with the Drug Products in the Territory. Novartis or its Affiliates will be responsible for registration of such trademarks and will be the sole owner of such trademarks. For the avoidance of doubt, trademarks, including those created hereunder, are not included in the definition of Know-How.

     8.8 DRUG PRICE COMPETITION AND PATENT TERM RESTORATION ACT AND PEDIATRIC EXCLUSIVITY

     (a) The Parties shall cooperate in an effort to avoid the loss of any rights which may otherwise be available to the Parties under the provisions of the Drug Price Competition and Patent Term Restoration Act of 1984 or comparable laws outside of the United States and for pediatric exclusivity.

     (b) Avanir shall provide any relevant Patent information to Novartis or its Affiliates such that Novartis or its Affiliates, as an NDA applicant, may inform the FDA or other applicable regulatory authority.

     (c) Avanir shall grant Novartis and its Affiliates cross-reference rights to any relevant Drug Master Files and pre-clinical, clinical or regulatory files.

     (d) The Parties shall cooperate with each other in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country and region in the Territory where applicable. Avanir shall provide all reasonable assistance to Novartis and its Affiliates, including permitting Novartis or its Affiliates to proceed with applications for such in the name of Avanir, if so required.

                                   ARTICLE IX

                         REPRESENTATIONS AND WARRANTIES

     9.1 REPRESENTATIONS AND WARRANTIES OF AVANIR

     Avanir represents and warrants to Novartis as follows:

     (a) Avanir is duly organized, validly existing and in good standing under the laws of the State of California, with full power and authority to execute and deliver this Agreement and to perform its obligations hereunder

     (b) This Agreement has been duly executed and delivered by Avanir and constitutes the valid and binding obligation of Avanir, enforceable against Avanir in accordance with its terms, subject to bankruptcy, insolvency or similar laws of general application affecting the rights of creditors, and subject to equitable principles limiting rights to specific performance or other equitable remedies. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Avanir, its officers and directors on behalf of Avanir and no other corporate proceedings on the part of Avanir are necessary to authorize such execution, delivery and performance.

     (c) Except as disclosed in writing to Novartis: (i) Avanir, to its best knowledge owns or possesses licenses or other such rights to use all Avanir Intellectual Property, and to grant the licenses herein; and (ii) the granting of the licenses to Novartis and its Affiliates hereunder does not violate any right known to Avanir of any Third Party and, to its best knowledge, Avanir has obtained all necessary consents from Third Parties in order to allow it to enter into its obligations under this Agreement.


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
     (d) Except as disclosed in writing by Avanir to Novartis or its agents, to Avanir's knowledge, the development, manufacture, use or sale of any Compounds or Drug Products pursuant to this Agreement insofar as the same is based upon the practice of the licenses granted by Avanir to Novartis and its Affiliates under this Agreement, will not infringe or conflict with any Third Party right or patent, and Avanir is not aware of any issued patent or pending patent application that, if issued, would be infringed by the development, manufacture, use or sale of any Compounds or Drug Products by virtue of the practice of the licenses granted by Avanir to Novartis and its Affiliates under this Agreement.

     (e) There is no action, suit, proceeding investigation, arbitration proceedings or other proceedings pending or threatened against Avanir or affecting, in whole or in part, the Avanir Intellectual Property at law, in equity or otherwise, in, before, or by, any court or governmental authority, and there is not currently outstanding any unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court, an administrative agency or by an arbitrator) domestic or foreign, or arbitrator relating, in whole or in part, against any of the Avanir Intellectual Property which would have or reasonably be expected to have a material adverse effect.

     (f) Execution of this Agreement and consummation of the transactions contemplated hereby and thereby will not: (i) result in the violation of or conflict with any of the terms and provisions of the articles of incorporation or by-laws of Avanir; (ii) result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, modification, cancellation or acceleration or loss of material benefits) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, agreement, permit, license, lease, purchase order, sales order, arrangement or other commitment or obligation to which Avanir is a Party; or (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to Avanir, except such violations, breaches or defaults with respect to clauses
(ii) and (iii) above which would not have a material adverse effect.

     9.2 REPRESENTATIONS AND WARRANTIES OF NOVARTIS

     (a) Novartis is duly organized, validly existing and in good standing under the laws of Bermuda with full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.


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
     (b) Novartis represents and warrants to Avanir that this Agreement has been duly executed and delivered by Novartis and constitutes the valid and binding obligation of Novartis, enforceable against Novartis in accordance with its terms. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Novartis, its officers and directors on behalf of Novartis.

                                    ARTICLE X

                                 CONFIDENTIALITY

     10.1 UNDERTAKING

     During the term of this Agreement, each Party (the "Receiving Party") shall keep confidential, and other than as provided herein shall not use or disclose, directly or indirectly, any trade secrets, confidential or proprietary information, or any other knowledge, information, documents or materials, owned, developed or possessed by the other Party (the "Proprietary Party"), whether in tangible or intangible form, the confidentiality of which such other Party takes commercially reasonable measures to protect, including but not limited to Avanir Intellectual Property and Novartis Intellectual Property. The Affiliates of each Party shall be entitled to possess such trade secrets, confidential or proprietary information or any other knowledge, information, documents or materials, owned, developed or possessed by the other Party to the same extent that its affiliated Party is entitled to possess such items. Each Party shall cause is Affiliates to comply with the terms and conditions of this Article X as if such Affiliates were signatories to this Agreement.

     (a) Each Party shall take any and all lawful measures to prevent the unauthorized use and disclosure of such information, and to prevent unauthorized Persons or entities from obtaining or using such information.

     (b) Each Party further agrees to refrain from directly or indirectly taking any action which would constitute or facilitate the unauthorized use or disclosure of such information. Each Party may disclose such information to its officers, employees and agents, to authorized licensees and sublicensees, and to subcontractors in connection with the development or manufacture of the Compounds or the Drug Products to the extent necessary to enable such parties to perform their obligations hereunder or under the applicable license, sublicense or subcontract, as the case may be; provided that such officers, employees, agents, licensees, sublicensees and subcontractors have entered into appropriate confidentiality agreements for secrecy and non-use of such information which by their terms shall be enforceable by injunctive relief at the instance of the disclosing Party.


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
     (c) Each Party shall be liable for any unauthorized use and disclosure of such information by its Affiliates, and its and its Affiliates', officers, employees, agents, sublicensees and subcontractors.

     10.2 EXCEPTIONS

     Notwithstanding the foregoing, the provisions of Section 10.1 shall not apply to knowledge, information, documents or materials which the Receiving Party can conclusively establish:

     (a) have entered the public domain without the Receiving Party's breach of any obligation owed to the Proprietary Party;

     (b) are permitted to be disclosed by the prior written consent of the Proprietary Party;

     (c) have become known to the Receiving Party from a source other than the Proprietary Party, other than by breach of an obligation of confidentiality owed to the Proprietary Party;

     (d) are disclosed by the Proprietary Party to a Third Party without restrictions on its disclosure;

     (e) are independently developed by the Receiving Party without breach of this Agreement; or

     (f) are required to be disclosed by the Receiving Party to comply with applicable laws or regulations, to defend or prosecute litigation or to comply with governmental regulations; provided that the Receiving Party provides prior written notice of such disclosure to the Proprietary Party and takes reasonable and lawful actions to avoid or minimize the degree of such disclosure.

     10.3 PUBLICITY

     The Parties will agree upon the content of any press release or other public communications relating to this Agreement and the transactions contemplated herein.

     Except to the extent already disclosed in a press release or other public communication, no public announcement concerning the existence or the terms of this Agreement or concerning the transactions described herein shall be made, either directly or


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
indirectly, by Avanir or Novartis or their respective Affiliates, except as may be legally required by applicable laws, regulations, or judicial order, without first obtaining the approval of the other Party and agreement upon the nature, text, and timing of such announcement, which approval and agreement shall not be unreasonably withheld or delayed.

     The Party desiring to make any such public announcement shall provide the other Party with a written copy of the proposed announcement in sufficient time prior to public release to allow such other Party to comment upon such announcement, prior to public release.

     Neither Avanir nor its Affiliates may publish or present any results, data, or scientific findings related to the MIF Program or the Research Program without the prior written consent of Novartis. Novartis and its Affiliates may publish or presents any results, data, or scientific findings related to the MIF Program or the Research Program without the consent of Avanir; provided that Novartis or its Affiliates shall provide the Avanir with a written copy of the results, data, or scientific findings to be published or presented in sufficient time prior to public release to allow Avanir to comment prior to public release. For the avoidance of doubt, Patents and Regulatory Filings are not regarded as publications for the purposes of this Section 10.3.

     10.4 SURVIVAL

     The provisions of this Article X shall survive the termination of this Agreement and shall extend for a period of [***] thereafter.

                                   ARTICLE XI

                               DISPUTE RESOLUTION

     11.1 GOVERNING LAW AND JURISDICTION

     This Agreement shall be governed and construed in accordance with the laws of the State of Delaware. Both Parties agree to submit to personal jurisdiction and venue in the State of Delaware.

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     11.2 DISPUTE RESOLUTION PROCESS

     (a) Except as otherwise explicitly provided herein, in the event of any claim arising out of or relating to any provision of this Agreement, failing resolution of the controversy or claim, the matter shall be referred to the chief executive officer of Avanir or his designee and the chief executive officer of Novartis or his designee who shall, as soon as practicable, attempt in good faith to resolve the controversy or claim. If such controversy or claim is not resolved within sixty (60) calendar days of the date of initial referral of the matter to the chief executive officers, either Party shall be free to initiate the arbitration proceedings outlined in the following Section.

     (b) In the event of any controversy or claim arising out of or relating to any provision of this Agreement, the Parties shall try to settle their differences amicably between themselves. Any unresolved disputes arising between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either Party of its obligations hereunder, whether before or after termination of this Agreement, shall be resolved by final and binding arbitration. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. Except in the case of a determination to be made where payments are to be made to by one Party to the other, the Party giving such notice shall refrain from instituting the arbitration proceedings for a period of sixty (60) calendar days referred to in Section 11.2(a) to allow the Parties time to further attempt to come to an amicable resolution of the dispute. Arbitration shall be held in New York, New York, according to the commercial rules of the International Chamber of Commerce ("ICC"). The arbitration will be conducted by a panel of three arbitrators appointed in accordance with ICC rules; provided that each Party shall within thirty (30) calendar days after the institution of the arbitration proceedings appoint a Party arbitrator, and the Party-arbitrators shall select, if available, a neutral arbitrator who shall have significant senior management experience in the pharmaceutical or biotechnology businesses to be chairman of the arbitration panel, within thirty (30) calendar days thereafter. If the Party-arbitrators are unable to select a neutral arbitrator within such period, the neutral arbitrator shall be appointed in accordance with ICC rules. All arbitrator(s) eligible to conduct the arbitration must agree to render their opinion(s) within thirty (30) calendar days of the final arbitration hearing. No arbitrator (nor the panel of arbitrators) shall have the power to award punitive damages under this Agreement and such award is expressly prohibited. Decisions of the arbitrator(s) shall be final and binding on all of the Parties. Judgment on the award so rendered may be entered in a court having jurisdiction thereof. In any arbitration pursuant to this Agreement, the arbitrators shall


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
interpret the express terms hereof and apply the laws of the State of Delaware. The losing Party to the arbitration (if any) as determined by the arbitrators shall pay the costs of arbitration. Notwithstanding the provisions of this
Section 11.2(b), either Party may seek preliminary or injunctive measures or other equitable relief in any court of competent jurisdiction.

                                   ARTICLE XII

                              TERM AND TERMINATION

     12.1 TERM

     This Agreement shall become effective upon the Effective Date and the term of this Agreement shall extend, subject to all applicable laws, with respect to a Drug Product (or Submitted Drug Product, if applicable) in a particular country until the later of:

     (a) the expiration of the last to expire of the Avanir Patents (or Novartis Patents, solely with respect to a Submitted Drug Product) containing a Valid Claim covering the Compound or the Drug Product (or Submitted Drug Product, if applicable) or its use or manufacture in that country; or

     (b) [***] years from the date of First Commercial Sale of the Drug Product (or Submitted Drug Product, if applicable) in that country.

     12.2 TERMINATION FOR CAUSE

     In addition to rights of termination which may be granted to either Party under other provisions of this Agreement, either Party may terminate this Agreement upon ninety (90) calendar days' prior written notice to the other Party upon the material breach by such other Party of any of its representations, warranties or obligations under this Agreement; provided that such termination shall become effective only if the breaching Party shall fail to remedy or cure the breach to the reasonable satisfaction of the other Party within ninety (90) calendar days of receiving such notice.

     12.3 TERMINATION FOR BANKRUPTCY

     If at any time during the term of this Agreement, an Event of Bankruptcy (as defined below) relating to either Party (the "Bankrupt Party") occurs, the other Party (the "Other Party") shall have, in addition to all other legal and equitable rights and remedies available

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hereunder, the option to terminate this Agreement upon thirty (30) calendar days' written notice to the Bankrupt Party. It is agreed and understood that if the Other Party does not elect to terminate this Agreement upon the occurrence of an Event of Bankruptcy, except as may otherwise be agreed with the trustee or receiver appointed to manage the affairs of the Bankrupt Party, the Other Party shall continue to make all payments required of it under this Agreement as if the Event of Bankruptcy had not occurred, the Bankrupt Party shall not have the right to terminate any license granted herein, and in the event that Avanir is the Bankrupt Party, the operation of the Joint Research Committee and the Joint Program Committee shall immediately cease. The term "Event of Bankruptcy" shall mean: (a) filing in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Bankrupt Party or of its assets; (b) proposing a written agreement of composition or extension of a Bankrupt Party's debts, (c) being served with an involuntary petition against the Bankrupt Party, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty
(60) calendar days after the filing thereof, (d) proposing or being a party to any dissolution or liquidation; or (e) making an assignment for the benefit of creditors. Without limitation, the Bankrupt Party's rights under this Agreement shall include those rights afforded by 11 U.S.C. Section 365(n) of the United States Bankruptcy Code (the "USBC") and any successor thereto. If the bankruptcy trustee of a Bankrupt Party as a debtor or debtor-in-possession rejects this Agreement under 11 U.S.C. Section 365(o) of the USBC, the non-Bankrupt Party may elect to retain its rights licensed from the Bankrupt Party hereunder (and any other supplementary agreements hereto) for the duration of this Agreement and avail itself of all rights and remedies to the full extent contemplated by this Agreement and 11 U.S.C. Section 365(n) of the USBC, and any other relevant laws.

     12.4 TERMINATION BY NOVARTIS

     Following the [***] anniversary of the Effective Date, Novartis may terminate this Agreement at any time upon the provision of sixty (60) calendar days' prior written notice. In addition, Novartis may, in its sole discretion, relinquish the licenses granted to it hereunder with respect to any particular Compound or Drug Product without affecting the licenses granted to it hereunder with respect to any other Compound or Drug Product. There shall be a wind-down period (the "Wind-Down Period") of [***] subsequent to the effective termination date during which Novartis or its Affiliates shall only continue to fund that number of Avanir FTEs that were involved in the Research Plan immediately prior

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to the termination notice. For the avoidance of doubt, only those activities in which Avanir had been engaged at the time of termination shall continue during the Wind-Down Period.

     12.5 EFFECT OF TERMINATION

     (a) Termination of this Agreement for any reason, or expiration of this Agreement, will not affect: (i) obligations, including the payment of any royalties and milestones which have accrued as of the date of termination or expiration; and (ii) rights and obligations which, from the context thereof, are intended to survive termination or expiration of this Agreement.

     (b) For each country, at the end of the term of this Agreement as provided in Section 12.1 in respect of a Drug Product, Novartis and its Affiliates shall have a perpetual, non-exclusive, transferable, paid-up, royalty-free license with the right to sublicense in such country, to research, develop, have developed, make, have made, use, distribute, have distributed, export, have exported, import, have imported, promote, have promoted, market, have marketed, sell, have sold and offer to sell the Compounds, the Drug Product in the Field in the Territory under the Avanir Intellectual Property.

     (c) If Novartis terminates this entire Agreement pursuant to Section 12.4 or Avanir terminates this entire Agreement pursuant to Section 12.2, then all licenses granted to Novartis and its Affiliates hereunder shall terminate and revert to Avanir, and any sublicenses granted by Novartis or its Affiliates hereunder shall be assigned to Avanir, and all copies of confidential information of Avanir shall be returned to it.

     (i) Novartis and its Affiliates shall grant to Avanir an exclusive, worldwide, paid-up license under Novartis Intellectual Property (with the right to sublicense with the consent of Novartis, which shall not be unreasonably withheld or delayed) to research, develop, have developed, make, have made, use, distribute, have distributed, export, have exported, import, have imported, promote, have promoted, market, have marketed, sell, have sold and offer to sell the Compounds (except Novartis Submitted Compounds) and the Drug Products (except Submitted Drug Products) whether in monotherapy or in combination with other pharmaceutical products, in the Field in the Territory. Notwithstanding the foregoing, in the event that Avanir commercializes any such Drug Product that Novartis has progressed through Development to the end of [***], then Avanir shall pay to Novartis a [***] percent ([***]%) royalty

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          on any future sales of such Drug Product sold directly by Avanir or its Affiliates, and in the case where Avanir does not sell such Drug Product directly, Avanir shall pay to Novartis a [***] percent ([***]%) royalty on any future sales of such Drug Product sold indirectly by Avanir or its Affiliates.

     (ii) In the event that Novartis determines in its sole discretion that it wishes to license out, sell, or transfer rights to develop any Submitted Drug Product(s), Avanir shall have a first right of negotiation to acquire exclusive rights to such Submitted Drug Product(s) on commercially reasonable terms. In such event, Novartis shall give written notice to Avanir that it wishes to license out, sell, or transfer rights to develop such Submitted Drug Product(s) and Avanir shall have thirty (30) days from the date on which it is deemed pursuant to Section 16.14 to have received such notice from Novartis to inform Novartis in writing of whether it wishes to act on its right of first negotiation. If Avanir does not notify Novartis in writing of its desire to act on its right of first negotiation within this thirty
          (30) day period, Novartis shall be free to grant rights to such Submitted Drug Products(s) to Third Parties. If Avanir does notify Novartis in writing of its desire to act on its right of first negotiation within this thirty (30) day period, the Parties shall enter into good faith negotiations regarding the terms and conditions for the proposed license, sale, or transfer rights to develop such Submitted Drug Product(s). In the event that the Parties fail to conclude such good faith negotiations and execute the agreements documenting such transaction within one hundred and twenty (120) days of the date on which Avanir notifies Novartis of its desire to act on its right of first negotiation, Novartis shall be free grant rights to such Submitted Drug Products(s) to Third Parties; provided that, Novartis shall not license, sell, or transfer such rights to a Third Party on terms more favorable to such Third Party than those last offered to Avanir without notifying Avanir in writing and affording Avanir the opportunity to enter into the proposed transaction on the same terms and conditions. In such event, Avanir shall have ten (10) business days in which to notify Novartis in writing that it wishes to enter into such transaction on the proposed terms and conditions.

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     (iii) In the event that termination occurs during the Development but prior to the First Commercial Sale of a Drug Product, Avanir may elect, but solely for Compounds and Drug Products that originated as Avanir Intellectual Property, and give, within sixty (60) calendar days of the date of termination notice, written notice to Novartis requesting the transfer of Data and Know-How as it pertains to the manufacturing processes of the relevant Compound and/or Drug Product, and to purchase remaining stocks and inventory of the relevant Compound and/or Drug Product that Novartis may have in its possession. The purchase price for such stocks shall be based on direct labor and out-of-pocket costs that Novartis may have incurred for such stock.
          The purchase shall be EX WORKS (Incoterms 2000) with [***]. Novartis shall make no representations or warranties as to the suitability of such stocks for any use and will be sold as-is. Novartis shall not be obligated to conduct any further testing on such stocks. Novartis shall not be required to dedicate more than [***] FTEs to such efforts and in any case shall not be required to provide further efforts towards the transfer of such manufacturing Data and Know-How beyond ninety (90) calendar days of the actual termination date of this Agreement. Avanir may request and Novartis, in its sole discretion, may provide further assistance towards the Data and Know-How transfer, however such assistance by Novartis shall be reimbursed by Avanir at the then prevailing Novartis FTE compensation rate. The Parties shall also agree to transfer any Regulatory Filings regarding such Compound and Drug Product from Novartis to Avanir, and Avanir shall bear any costs that may be incurred during such transfer. In the event that termination occurs after the First Commercial Sale of a Drug Product that originated as Avanir Intellectual Property, the Parties agree to enter into good faith negotiations to conclude a commercially reasonable supply agreement which, at a minimum, will provide for Novartis to supply and Avanir to purchase, commercially acceptable
          Drug Product for a period of [***]. The Parties shall also agree to transfer affected Regulatory Filings pursuant to such Compounds and Drug Products from Novartis to Avanir, and Avanir shall bear any costs that may be incurred during such transfer.

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     (d) If Novartis terminates this entire Agreement pursuant to Section 12.2, then Novartis and its Affiliates shall be entitled to convert the license granted herein to an exclusive, worldwide license, with the right to sublicense, to research, develop, have developed, make, have made, use, distribute, have distributed, export, have exported, import, have imported, promote, have promoted, market, have marketed, sell, have sold and offer to sell the Compounds, the Drug Products in the Field in the Territory under the Avanir Intellectual Property, subject only to the obligation to pay to Avanir the amounts due under Sections 7.4 and 7.5 as they become due; provided, however, in the event that such termination was due to (i) the purported grant to a Third Party of license rights granted exclusively to Novartis under this Agreement,
(ii) the disclosure by Avanir of material confidential information of Novartis in violation of Article X of this Agreement, (iii) Avanir ceasing to perform its funded obligations during the Research Term or (iv) the material breach by Avanir of any of the representations or warranties set out in Section 9.1, Novartis shall only be obligated to pay to Avanir [***] percent ([***]%) of the amounts otherwise due under Sections 7.4 and 7.5 as they become due.

                                  ARTICLE XIII

                                 INDEMNIFICATION

     13.1 INDEMNIFICATION BY AVANIR

     Avanir will indemnify and hold Novartis and its Affiliates, and their employees, officers and directors harmless against any Third Party loss, damages, action, suit, claim, demand, liability, expense, bodily injury, death or property damage (a "Loss"), that may be brought, instituted or arise against or be incurred by such Persons to the extent such Loss is based on or arises out of:

     (a) negligence or willful misconduct concerning the Research Program, a Compound or a Drug Product by Avanir or its Affiliates; or

     (b) the breach by Avanir of any of its material obligations, covenants, representations or warranties set forth in this Agreement; and

     (c) provided that the foregoing indemnification shall not apply to any Loss to the extent such Loss is caused by the breach of this Agreement, negligent or willful misconduct of Novartis or its Affiliates and their employees, officers and directors.

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
     13.2 INDEMNIFICATION BY NOVARTIS

     Novartis will indemnify and hold Avanir, and its Affiliates, and their employees, officers and directors harmless against any Third Party Loss that may be brought, instituted or arise against or be incurred by such Persons to the extent such Loss is based on or arises out of:

     (a) the development, manufacture, use, sale, storage or handling of a Compound or a Drug Product by Novartis or its Affiliates or their representatives, agents, licensees, sublicensees or subcontractors under this Agreement, or any actual or alleged violation of law resulting therefrom (with the exception of Losses based on infringement or misappropriation of intellectual property rights); or

     (b) the breach by Novartis of any of its material obligations, covenants, representations or warranties set forth in this Agreement;

     (c) the breach by any of Novartis' or its Affiliates or sublicensees of any obligations relating to manufacture and whether through willful default or negligence, giving rise to a Loss by Avanir; and

     (d) provided that the foregoing indemnification shall not apply to any Loss to the extent such Loss is caused by the breach of this Agreement, negligent or willful misconduct of Avanir or its Affiliates and their employees, officers and directors.

     13.3 CLAIMS PROCEDURES

     Each Party entitled to be indemnified by the other Party (an "Indemnified Party") pursuant to Section 13.1 or 13.2 shall give notice to the other Party (an "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any threatened or asserted claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided:

     (a) that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld or delayed) and the Indemnified Party may participate in such defense at such Party's expense (unless: (i) the employment of counsel by such Indemnified Party has been authorized by the Indemnifying Party; or (ii) the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in the defense of such action, in each of which cases the Indemnifying Party shall pay the reasonable fees and expenses of one law firm serving as counsel for the Indemnified Party, which law firm shall be subject to approval, not to be unreasonably withheld, by the Indemnifying Party); and

     (b) the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement to the extent that the failure to give notice did not result in harm to the Indemnifying Party.

     (c) No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the approval of each Indemnified Party which approval shall not be unreasonably withheld, consent to entry of any judgment or enter into any settlement which: (i) would result in injunctive or other relief being imposed against the Indemnified Party; or (ii) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

     (d) Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

     13.4 LIMITATION OF LIABILITY

     Neither Party shall be liable to the other for consequential, indirect or punitive damages. For the avoidance of doubt, no Party can recover from the other Party more than once for a single cause of action under an indemnity granted by an indemnifying Party pursuant to this Agreement. The foregoing sentence shall not be construed to preclude recovery in respect of multiple claims arising from a single event or series of events. Neither Party shall have liability with respect to any breach of any of the other Party's representations and warranties under this Agreement: (a) for any individual item where the Loss relating thereto is less than $[***]; and (b) in respect of each individual item where the Loss relating thereto is equal to or greater than $[***], unless and until the aggregate amount of such Losses exceeds [***] percent ([***]%) of the amounts which Novartis or its Affiliates has paid under this Agreement and then the liable Party shall be liable for the entire amount of the Losses described in this Article XIII. The foregoing shall not be construed to limit liability pursuant to Section 13.1 or Section 13.2. Each Party shall take and shall cause its Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto,

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
including incurring costs only to the minimum extent necessary to remedy a breach that gives rise to the Loss.

     13.5 COMPLIANCE

     The Parties shall comply fully with all applicable laws and regulations in connection with their respective activities under this Agreement.

     13.6 INSURANCE

     Each Party shall use all commercially reasonable efforts to maintain insurance and/or self-insurance including product liability insurance, with respect to its activities hereunder and, in that event, shall claim upon such insurance policy before relying upon the Indemnity set forth in Article XIII.

                                   ARTICLE XIV

                                  PIRATE GOODS

     Novartis and its Affiliates shall exercise commercially reasonable efforts to monitor the sales in the Territory and take action to prevent trade in goods by a Third Party that violate Novartis' or its Affiliates' exclusive legal rights to market, price and sell a Drug Product in such a market. In the event that Avanir first becomes aware of such a trade in goods by a Third Party which violates Novartis' or its Affiliates' exclusive legal rights, Avanir shall notify Novartis within seven (7) calendar days of first becoming aware of such trading by a Third Party.

                                   ARTICLE XV

                                   EXCLUSIVITY

     During the term of this Agreement and except as otherwise set forth in this Agreement, Avanir will work exclusively with Novartis and its Affiliates on the MIF Program and the development of the Compounds and the Drug Products in the Field and in the Territory.

                                   ARTICLE XVI

                            MISCELLANEOUS PROVISIONS

     16.1 OFFICIAL LANGUAGE

     English shall be the official language of this Agreement, and all communications between the Parties hereto shall be conducted in that language.

     16.2 EXPORT CONTROLS

     This Agreement is made subject to any restrictions concerning the export of materials and intellectual property from the United States which may be imposed upon or related to either Party to this Agreement from time to time by the Government of the United States. Furthermore, Novartis and its Affiliates will not export, directly or indirectly, any Avanir Intellectual Property or any Compound or Drug Product utilizing such Avanir Intellectual Property to any countries for which the United States Government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States Government when required by applicable statute or regulation.

     16.3 PHARMACOVIGILANCE

     Novartis shall be fully responsible for ensuring compliance with all pharmacovigilance obligations, including the holding and maintaining of the global safety database for the Drug Products. Prior to the first Regulatory Approval of the first Drug Product, the Parties shall agree and implement a procedure for the mutual exchange of adverse event reports and safety information associated with the Drug Product. Details of the operating procedure respecting such adverse event reports and safety information exchange shall be the subject of a mutually acceptable pharmacovigilance agreement between the Parties which shall at that time be made an addendum to this Agreement. Such pharmacovigilance agreement shall be implemented at a time sufficient to permit compliance with applicable guidelines and regulations of regulatory authorities.

     16.4 WAIVER

     No provision of the Agreement may be waived except in writing by both Parties hereto. No failure or delay by either Party hereto in exercising any right or remedy hereunder or under applicable law will operate as a waiver thereof, or a waiver of a particular right or waiver of any right or remedy on any subsequent occasion.


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
     16.5 FORCE MAJEURE

     Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement, other than an obligation to make a payment, when such failure or delay is caused by or results from fire, floods, embargoes, government regulations, prohibitions or interventions, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts, acts of God, or any other cause beyond the reasonable control of the affected Party.

     16.6 REGISTRATION OF LICENSE

     Novartis or its Affiliates may, at its or their expense, register the license granted under this Agreement in any country where the use, sale or manufacture of a Drug Product in such country would be covered by a Valid Claim. Upon request by Novartis or its Affiliates, Avanir agrees promptly to execute any "short form" licenses submitted to it by Novartis or its Affiliates in order to effect the foregoing registration in such country, but such licenses shall in no way alter or affect the obligations of the Parties hereunder.

     16.7 SEVERABILITY

     It is the intention of the Parties to comply with all applicable laws domestic or foreign in connection with the performance of its obligations hereunder. In the event that any provision of this Agreement, or any part hereof, is found invalid or unenforceable, the remainder of this Agreement will be binding on the Parties hereto, and will be construed as if the invalid or unenforceable provision or part thereof had been deleted, and the Agreement shall be deemed modified to the extent necessary to render the surviving provisions enforceable to the fullest extent permitted by law.

     16.8 GOVERNMENT ACTS

     In the event that any act, regulation, directive, or law of a government, including its departments, agencies or courts, should make impossible or prohibit, restrain, modify or limit any material act or obligation of Novartis, Avanir and their respective Affiliates under this Agreement, the Party, if any, not so affected shall have the right, at its option, to suspend or terminate this Agreement as to such country, if good faith negotiations between the Parties to make such modifications to this Agreement as may be necessary to fairly address the impact thereof, are not successful after a reasonable period of time in producing mutually acceptable modifications to this Agreement.

     16.9 GOVERNMENT APPROVALS


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
     Novartis will use reasonable efforts to obtain any government approval required to enable this Agreement to become effective, or to enable any payment hereunder to be made, or any other obligation hereunder to be observed or performed. Each Party will keep the other informed of progress in obtaining any such approvals.

     16.10 ASSIGNMENT

     Novartis may assign its rights and obligations under this Agreement without the prior written consent of Avanir to an Affiliate or in connection with the transfer or sale of all or substantially all of its assets or business or in the event of its merger or consolidation with a Third Party. Novartis may also assign its rights and obligations under this Agreement to any of the [***], with the prior written consent of Avanir. Avanir may not assign its rights and obligations under this Agreement during the Research Term without the prior written consent of Novartis. Thereafter, but prior to receipt of the first Regulatory Approval for a Drug Product, Avanir may assign its right to receive payments under this Agreement only to a Third Party which has a market capitalization prior to the assignment (including its affiliates) of less than $[***]. Following the receipt of the first Regulatory Approval for a Drug Product, Avanir may assign its right to receive payments under this Agreement without the prior written consent of Novartis. Any other proposed assignment by Avanir of its rights and obligations under this Agreement shall require the prior written consent of Novartis. Any request for consent to assignment shall not be unreasonably withheld or delayed. In addition, Avanir shall be entitled to assign all or any part of its right to receive payments under this Agreement. Any purported assignment in contravention of this Section 16.10 shall, at the option of the non-assigning Party, be null and void and of no effect. No assignment shall release either Party from responsibility for the performance of any accrued obligation of such Party hereunder. This Agreement shall be binding upon and enforceable against the successor to or any permitted assignee from either of the Parties hereto.

     16.11 AFFILIATES

     Each Party may perform its obligations hereunder personally or through one or more Affiliates, although each Party shall nonetheless be solely responsible for the performance of its Affiliates. Neither Party shall permit any of its Affiliates to commit any act (including any act of omission) which such Party is prohibited hereunder from committing directly. The use of subcontractors by either Party shall not increase the financial obligations of the other Party hereunder in any respect.

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
     16.12 COUNTERPARTS

     This Agreement may be executed in duplicate both of which shall be deemed to be originals, and both of which shall constitute one and the same Agreement.

     16.13 NO AGENCY

     Nothing herein contained shall be deemed to create an agency, joint venture, amalgamation, partnership or similar relationship between Novartis and Avanir. Notwithstanding any of the provisions of this Agreement, neither Party shall at any time enter into, incur, or hold itself out to third Parties as having authority to enter into or incur, on behalf of the other Party, any commitment, expense, or liability whatsoever, and all contracts, expenses and liabilities undertaken or incurred by one Party in connection with or relating to the development, manufacture or sale of the Compounds or the Drug Products shall be undertaken, incurred or paid exclusively by that Party, and not as an agent or representative of the other Party.

     16.14 NOTICE

     All communications between the Parties with respect to any of the provisions of this Agreement will be sent to the addresses set out below, or to other addresses as designated by one Party to the other by notice pursuant hereto, by prepaid certified, air mail (which shall be deemed received by the other Party on the seventh (7th) Business Day following deposit in the mails), or by cable, telex, facsimile transmission, or other electronic means of communication (which shall be deemed received when transmitted), with confirmation by letter given by the close of business on or before the next following Business Day:

     If to Novartis, at:

     Novartis International Pharmaceutical Ltd.
     Hurst Holme, 12 Trott Road
     P.O. Box HM 2899
     Hamilton HM LX
     Bermuda
     Fax: + [***]
     Attention: Emil Bock

     with a copy to:

     Novartis Institutes for BioMedical Research, Inc.
     400 Technology Square
     Cambridge, Massachusetts 02139
     Fax: + [***]
     Attention: Robert L. Thompson, Vice President and General Counsel

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
     and

     Novartis Pharma AG
     Lichstrasse, 35
     CH-4056 Basel, Switzerland
     Fax: +[***]
     Attention: General Counsel Pharma Legal

     If to Avanir, at:

     Avanir Pharmaceuticals
     11388 Sorrento Valley Road
     Suite 200
     San Diego, California 92121
     Fax: + [__________]
     Attention: ___________________________

     with a copy to:

     Heller Ehrman White & McAuliffe LLP
     4350 La Jolla Village Drive
     San Diego, California 92122-1246
     Fax: +858.450.8499
     Attention: Richard A. Kaufman, Esq.

     16.15 HEADINGS

     The paragraph headings are for convenience only and will not be deemed to affect in any way the language of the provisions to which they refer.

     16.16 AUTHORITY

     The undersigned represent that they are authorized to sign this Agreement on behalf of the Parties hereto. The Parties each represent that no provision of this Agreement will violate any other agreement that such Party may have with any other Person. Each Party has relied on that representation in entering into this Agreement.

     16.17 ENTIRE AGREEMENT

     This Agreement, including the Annexes appended hereto, contains the entire understanding of the Parties relating to the matters referred to herein, and may only be amended by a written document, duly executed on behalf of the respective Parties.

     16.18 INVOICE REQUIREMENT

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
     Except as otherwise set forth in this Agreement, any amounts payable to Avanir hereunder shall be made within thirty (30) calendar days after receipt by Novartis, or its nominee designated for that purpose in advance by Novartis in writing to Avanir, of an invoice covering such payment, which invoice shall conform to the extent reasonably practicable to the form of invoice contained in Annex 3.

                            [Signature page follows]


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
     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives in duplicates as of the day, month and year first above written.

AVANIR PHARMACEUTICALS


By: /s/ Gerald J. Yakatan
    ----------------------------
Title: President & CEO


NOVARTIS INTERNATIONAL PHARMACEUTICAL LTD.


By: /s/ Emil Bock
    ----------------------------
Title: Emil Bock, Member of the Board of Directors


By: /s/ Michael Jones
    ----------------------------
Title: Michael Jones, Member of the Board of Directors

                            ANNEX 1 - PATENT SCHEDULE

                             AVANIR PHARMACEUTICALS

                          MIF PATENTS AND APPLICATIONS

                                      [***]

                                              * Confidential Treatment Requested

                             ANNEX 2 - RESEARCH PLAN

                                      [***]

                                              * Confidential Treatment Requested